EXHIBIT 8



Month ___, 1997

                                    D R A F T

PERSONAL AND CONFIDENTIAL
-------------------------
BY HAND
-------

Mr. William L. Marks
Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, Louisiana 70130

Mr. Jerome H. Mire
First National Bankshares, Inc.
7910 Main Street
Houma, Louisiana 70360

Dear Messrs. Marks and Mire:

This opinion is being furnished to you in connection with the proposed acquisition of First National Bankshares, Inc. ("Holding") and its wholly owned banking subsidiary, First National Bank of Houma ("Bank"), by Whitney Holding Corporation ("Whitney"), which is expected to be completed on Month___, 1997 ("the Effective Date"). You have requested our opinion concerning the following:

o        Whether  the  merger  of  Holding   into  Whitney  will  qualify  as  a
         reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("the Code").

o That the exchange of Holding common stock to the extent exchanged solely for Whitney common stock will not give rise to gain or loss for federal income tax purposes to the holders of Holding common stock with respect to such exchange.

o Whether the merger of Bank into Whitney National Bank ("Whitney's Bank"), a wholly-owned banking subsidiary of Whitney, will qualify as a reorganization under Section 368(a)(1)(A) of the Code.

You have asked for our opinion on the federal income tax consequences to Whitney, Holding, Bank, Whitney's Bank and the stockholders of Holding. We have not considered any nonincome tax, state, local or foreign income tax consequences, and, therefore, do not express any opinion regarding the treatment that would be given the merger by the applicable authorities on any nonincome tax or any state, local or foreign tax issues. We also express no opinion on nontax issues, such as corporate law or securities law matters, including, but not limited to, all securities law disclosure requirements.

In rendering our opinion, we have relied upon the accuracy and completeness of the facts and information as contained in the Agreement and Plan of Merger dated October 11, 1996 ("Plan of Merger"), including all exhibits attached thereto, the Registration Statement on Form S-4, and the representations included below. To the extent there are any changes to the Plan of Merger, the Registration
Statement on Form S-4, or representations, our opinion may be affected accordingly.

The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations, and existing administrative and judicial interpretations thereof as of the Effective Date, all of which are subject to change. All section references are to the Internal Revenue Code of 1986, as amended, unless otherwise stated. If there is a change in the

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Mr. William L. Marks
Mr. Jerome H. Mire
Page 2
Month ____, 1997


Code, the Treasury Regulations or public rulings thereunder, the current Internal Revenue Service rulings or releases, or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be re-evaluated in light of any such changes. We have no responsibility to update this opinion for events, transactions, changes in the above-listed law and authority or circumstances occurring after the Effective Date.

This opinion is solely for the benefit of Holding and Whitney and is not intended to be relied upon by anyone other than Holding and Whitney. Although you do hereby have our express consent to inform Bank, Whitney's Bank, and Holding common stockholders of our opinion by including copies of this letter as an exhibit in the Registration Statement on Form S-4 for the proposed transactions, and by making reference to us and our opinion in the Proxy Statement-Prospectus forming a part of the Registration Statement, we assume no responsibility for tax consequences to them. Instead, each of these parties must consult and rely upon the advice of his/her/its counsel, accountant or other advisor. Except to the extent expressly permitted hereby, and without the prior written consent of this firm, this letter may not be quoted in whole or in part or otherwise referred to in any documents or delivered to any other person or entity.

Proposed Transaction

Our understanding of the proposed transactions, as described in the Plan of Merger, is as follows:

     A. Holding will be merged with and into Whitney ("Company Merger") on the Effective Date pursuant to Louisiana Business Corporation Law.

     B. On the Effective Date and Pursuant to the Company Merger, each issued and outstanding share of Holding common stock, other than shares of Holding common stock held by Holding as treasury shares (which shall by reason of the Company Merger be canceled), shall be converted into shares of Whitney common stock based on the terms contained in section 2 of the Plan of Merger. In lieu of issuing fractional shares of Whitney common stock as a result of the Company Merger, common stockholders of Holding will be entitled to receive a cash payment equal to such fractional share multiplied by the designated value of a share of Whitney common stock.

     C. Bank will be merged with and into Whitney's Bank ("Bank Merger") under the Articles of Association of Whitney's Bank and pursuant to the provisions of 12 U.S.C. Section 215a, et. seq. The Bank Merger shall become effective at the time specified or permitted by the Comptroller in a certificate or other written record issued by the Office of the Comptroller of the Currency ("Effective Time").

Additional Representations

In addition to the representations included in the Plan of Merger, the following representations have been made to us by representatives of Whitney, Whitney's Bank, Holding, and Bank:

     a) Whitney, Holding, and the stockholders of Holding will pay their respective expenses, if any, incurred in connection with the successful consummation of the transaction.

     b) There is no intercorporate indebtedness existing between Holding and Whitney, or between Bank and Whitney's Bank, that was issued, acquired, or will be settled at a discount.

     c) The fair market value of the assets of Holding transferred to Whitney will equal or exceed the sum of the liabilities assumed by Whitney plus the amount of liabilities, if any, to which the transferred assets are subject.

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Mr. William L. Marks
Mr. Jerome H. Mire
Page 3
Month ____, 1997


     d) The fair market value of the assets of Bank transferred to Whitney's Bank will equal or exceed the sum of the liabilities assumed by Whitney's Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

     e) None of the compensation received by any stockholders that are employees of either Holding or Bank ("stockholder-employees") will be separate consideration for, or allocable to, any of their shares of Holding common stock; none of the shares of Whitney common stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     f) Holding will be merged with and into Whitney, pursuant to Louisiana Business Corporation Law.

     g) Bank will be merged with and into Whitney's Bank under the Articles of Association of Whitney's Bank pursuant to the provisions of 12 U.S.C.
         Section 215a, et.seq.

     h) Except for restrictions placed upon the disposition of Whitney common stock pursuant to agreements made by certain officers, directors and shareholders of Bank in the shareholder commitments referred to in
         Section 6.02(g) of the Plan of Merger and Rule 145 under the federal securities laws, the Holding common stockholders will have unrestricted rights of ownership of Whitney common stock received in the transaction, and their ability to retain the Whitney common stock received in the transaction will not be limited in any way.

     i) The ratio for the exchange of shares of Holding common stock for Whitney common stock in the transaction was negotiated through arm's length bargaining. Accordingly, the fair market value of the Whitney common stock to be received by Holding common stockholders in the transaction will be approximately equal to the fair market value of the Holding common stock surrendered by such stockholders in exchange therefor.

The following representations have been made to us by representatives of Whitney and Whitney's Bank:

     j) Whitney has no plan or intention to re-acquire any of its stock issued in the transaction.

     k) Whitney and Whitney's Bank have no plan or intention to sell or otherwise dispose of any of the assets of Holding or Bank acquired in the transactions, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code, and except for Bank common stock to be canceled in the Bank Merger.

     l) Following the transactions, Whitney and Whitney's Bank will continue the historic businesses of Holding and Bank, respectively, or use a significant portion of these historic business assets in the operation of a trade or business.

     m) The payment of cash in lieu of fractional shares of Whitney common stock is solely for the purpose of avoiding the expense and inconvenience to Whitney of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Holding stockholders instead of issuing fractional shares of Whitney common stock will not exceed (1) one percent of the total consideration that will be issued in the transaction to the Holding stockholders in exchange for their shares of Holding common stock. The fractional share interests of each Holding stockholder will be aggregated, and no Holding stockholder will receive cash for such fractional share interests in an amount equal to or greater than the value of one full share of Whitney common stock.

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Mr. William L. Marks
Mr. Jerome H. Mire
Page 4
Month ____, 1997


     n) The assumption by Whitney of the liabilities of Holding, and Whitney's Bank of the liabilities of Bank, pursuant to the transactions are for bona fide business purposes and the principal purpose of such assumptions is not the avoidance of federal income tax on the transfer of assets of Holding to Whitney, or Bank to Whitney's Bank, respectively, pursuant to the transactions.

     o) Whitney and Whitney's Bank are not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     p) Whitney and Whitney's Bank are not investment companies as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

     q) The proposed transactions are being undertaken for reasons germane to the continuance of the business of Whitney and Whitney's Bank.

The following representations have been made to us by representatives of Holding and Bank:

     r)  Holding has received Shareholder Commitment Letters as described in
         Section 6.02(g) of the Plan of Merger from each 5% shareholder except for one 8.7% shareholder. Holding has no knowledge of the plan or intention of that 8.7% shareholder to sell, exchange or otherwise dispose of the Whitney common stock to be received by such shareholder. There is no plan or intention on the part of the remaining Holding common stockholders who own (5) five percent or more of the stock, and to the best of the knowledge of the management of Holding, there is no plan or intention on the part of the remaining common stockholders to sell, exchange, or otherwise dispose of a number of shares of Whitney common stock received in the transaction that would reduce the stockholders' ownership of Whitney common stock to a number of shares having a value, as of the Effective Date, of less than (50) fifty percent of the value of all the formerly outstanding common stock of Holding as of the same date. For purposes of this representation, shares of Holding common stock exchanged for cash in lieu of fractional shares of Whitney stock will be treated as outstanding Holding common stock on the Effective Date. Moreover, shares of Holding common stock and shares of Whitney common stock held by Holding stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

     s) The liabilities of Holding and Bank assumed by Whitney and Whitney's Bank, respectively, and the liabilities to which the transferred assets of Holding and Bank are subject were incurred by Holding and Bank in the ordinary course of business.

     t) Holding and Bank are not investment companies as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

     u) Holding and Bank are not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     v) The proposed transaction is being undertaken for reasons germane to the continuance of the business of Holding and Bank.

Analysis of Applicable Federal Tax Provisions

A.   Exchange of Whitney Stock for Holding Stock

Section 354(a)(1) addresses the effects of corporate reorganizations on shareholders, providing in general that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation, a party to the reorganization are, in pursuance of the plan

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Mr. William L. Marks
Mr. Jerome H. Mire
Page 5
Month ____, 1997

of reorganization, exchanged solely for stock or securities in such corporation or in another corporation, a party to the reorganization. For purposes of
Section 354, the terms "reorganization" and "party to a reorganization" mean only a reorganization or a party to a reorganization as defined in Sections 368(a) and 368(b). Section 368(a)(1)(A) states that the term reorganization includes a statutory merger or consolidation. Reg. Section 1.368-2(b)(1) states that in order for a transaction to qualify as a reorganization under Section 368(a)(1)(A), the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or State or Territory or the District of Columbia. Under Section 368(b), the term party to a reorganization includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.

Based on the representation set forth above and the representation included in the Plan of Merger, the merger of Holding into Whitney under Louisiana Business Corporation Law and the merger of Bank into Whitney's Bank under the provisions of 12 U.S.C. Sec. 215A will qualify as a reorganization under Section 368(a)(1)(A).

B.   Additional Regulatory Requirements Relating to Tax-Free Reorganizations

The regulations under Section 368 require as a part of a reorganization a continuity of the business enterprise under the modified corporate form, a bona fide business purpose for the reorganization, and a continuity of interest therein on the part of those persons who, directly or indirectly, were owners of the enterprise prior to the reorganization. Reg. Section 1.368-1(d)(2) states that the continuity of business enterprise requirement is met if the acquiring corporation either continues the acquired corporation's historic business or uses a significant portion of the acquired corporation's business assets in the operation of a trade or business. Based on the representations set forth above, the continuity of business enterprise requirement is met with respect to the assets and business operations of Holding and Bank.

Reg. Section 1.368-2(g) indicates that in addition to coming within the scope of the specific language of Sec. 368(a), a reorganization must also be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization." If the transaction or series of transactions has no business or corporate purpose, then the plan is not a reorganization pursuant to
Section 368(a). [Reg. Section 1.368-1(c).] In the Proxy Statement-Prospectus, a discussion of the reasons for the Plan of Merger is included. In general, there is a desire to combine the financial and managerial resources of Whitney's Bank and Bank to pursue consumer and commercial banking business in markets currently served by Bank. Whitney's business strategy includes expansion in the Gulf Coast region, and Whitney's management identified Bank as an institution that fits well with this strategy. With respect to Holding and Bank, the current and prospective economic environment and competitive constraints facing small community based banks was a factor in the decision to adopt the Plan of Merger. Based on the reasons stated in the Proxy Statement-Prospectus and the representations set forth above, the transaction meets the business purpose requirement.

The continuity of interest requirement does not require that all shareholders of the acquired corporation have a proprietary interest in the surviving corporation after the acquisition; it is not even necessary for a substantial percentage of such shareholders to have such an interest. Rather, the IRS announced in Rev. Proc. 77-37 that it would rule that the continuity of interest requirement is met so long as one or more of the acquired corporation's shareholders retain a sufficient proprietary interest in the continuing corporation. The IRS indicated in Rev. Proc. 77-37 that a sufficient proprietary interest is an interest with a value that is at least 50% of the total equity value of the acquired corporation.

In addition to meeting the continuity of interest requirement immediately after the reorganization, the former shareholders of the acquired corporation must retain their interest in the acquiring corporation for some time after the reorganization. The courts have ruled that the tax-free nature of the reorganization may be retroactively invalidated if the continuity of interest is not maintained either because, at the time of the reorganization, the shareholders intended
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Mr. William L. Marks
Mr. Jerome H. Mire
Page 6
Month ____, 1997

to dispose of the proprietary interest soon after the reorganization (Christian Est. v. Comr., T.C. Memo 1989-413) or because a shareholder disposes of stock immediately following the reorganization in accordance with a pre-existing commitment to sell (American Wire Fabrics Corp.
v. Comr., 16 TC 607). The courts have generally looked to the intent of the shareholders at the time of the reorganization to dispose of their interests in determining whether the continuity of interest requirement is subsequently violated.

The Internal Revenue Service has ruled that the continuity of interest requirement was met in situations similar to the proposed transactions (PLR 8839036, PLR 8903054, PLR 9319017 and PLR 9325026). It should be noted, however, that a private letter ruling (PLR) is directed only to the taxpayer who requested it. Section 6110(j)(3) provides that it may not be used or cited as precedent. On the other hand, a PLR does represent an indication of how the IRS may view the tax consequences of a taxpayer with similar facts and circumstances. In these rulings, a corporation and its wholly-owned subsidiary were simultaneously merged into the acquiring parent and its wholly-owned subsidiary, respectively, as part of the same overall transaction. Based on the representations set forth above, the continuity of interest requirement should be met with respect to the transactions. However, it should be noted that the satisfaction of the continuity of interest standard will depend upon the actions of the shareholders with respect to Holding stock before and after the transaction and their intentions at the time of the reorganization. The continuity of interest requirement will only be satisfied if the actual historic shareholders of Holding in fact do receive and retain an amount of Whitney stock that is sufficient to satisfy the requirement. Neither the undersigned, nor any parties to the transactions has taken, or intends to take, a survey of the shareholders in connection with this matter.

C.       Other Operational Code Provisions

Section 356(a)(1) provides that if Section 354 would apply to an exchange but for the fact that the property received in the exchange consists not only of property permitted to be received under Section 354 without the recognition of gain but also of other property or money then the gain, if any, to the recipient shall be recognized but not in excess of the sum of money and the fair market value of such other property. Section 356(c) states that no loss from the exchange may be recognized by the shareholder.

In other official pronouncements (Rev. Rul. 74-515, 1974-2 C.B. 118; Rev. Rul. 74-516, 1974-2 C.B. 121), the Internal Revenue Service has treated the distribution of cash distributed as part of a reorganization and in a transaction subject to Section 356 considerations by applying the redemption principles under Section 302. Section 302 provides, in part, that a redemption will be treated as a distribution in part or full payment in exchange for stock if it can meet the tests of that section.

In Rev. Rul. 66-365, the IRS announced that in a transaction qualifying as a reorganization under Section 368(a)(1)(A) of the Code where a cash payment is made by the acquiring corporation in lieu of fractional shares and is not separately bargained for, such cash payment will be treated under Section 302 of the Code as in redemption of fractional share interests. Therefore, each shareholder's redemption will be treated as a distribution in full payment in exchange for his or her fractional share interest under Section 302(a) of the Code and accorded capital gain or loss treatment provided the redemption is not essentially equivalent to a dividend and that the fractional shares redeemed constitute a capital asset in the hands of the holder as discussed below. In Rev. Proc. 77-41, the IRS stated that "a ruling will usually be issued under
Section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations...will be treated as having been received in part or in full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration."

Under  Section  358(a)(1),  in the case of an exchange  to which  Section 354 or
Section 356 applies, the basis of property which is permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by the amount of any money received by the recipient and the amount of loss

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Mr. William L. Marks
Mr. Jerome H. Mire
Page 7
Month ____, 1997

recognized by the recipient as a result of the exchange and increased by the amount which was treated as a dividend and the amount of other gain recognized by the recipient as a result of the transaction.

It should be noted that where cash is received in lieu of fractional shares, the substance of the transaction is that of a hypothetical receipt of the fractional shares and then a redemption of such shares. Therefore, the basis that is to be allocated to the stock of the acquiring corporation received must be allocated to the shares retained and the fractional shares hypothetically received. The gain or loss attributable to the receipt of cash in lieu of fractional shares is measured by comparing the cash received with the basis allocated to the fractional shares that are hypothetically received, and such gain or loss is recognized as discussed earlier pursuant to Rev. Rul. 66-365.

Code Section 361(a) states that, as a general rule, no gain or loss is to be recognized by a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.
Section 361(b) states that if Section 361(a) would apply to an exchange but for the fact that the property received in exchange consists not only of stock or securities afforded nonrecognition treatment under Section 361(a), but also of other property or money, then provided the corporation receiving such other property or money distributes it in pursuance to the plan of reorganization, no gain to the corporation shall be recognized from the exchange. Section 361(c) states that as a general rule no gain or loss shall be recognized to a corporation a party to a reorganization on the distribution to its shareholders of any stock in another corporation which is a party to the reorganization if such stock was received by the distributing corporation in the exchange.

Section 1032(a) states that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for such corporation's stock, including treasury stock.

Code Section 362(b) states that the basis of property received by the acquiring corporation in a reorganization is the same as it would be in the hands of the transferor of the assets, increased by any gain recognized by the transferor. The transferors for purposes of the preceding sentence in the instant case are Holding and Bank.

Section 1221 defines a capital asset as property held by the taxpayer which is not inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of a trade or business, property used in the taxpayer's trade or business subject to the allowance for depreciation under
Section 167, a copyright, literary, musical or artistic composition, a letter or memorandum, or similar property created by the personal efforts of the taxpayer, accounts or notes receivable acquired in the ordinary course of a trade or business for services rendered or from the sale of inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of business, or a publication of the United States Government which is received from the United States Government or any agency thereof other than by purchase at the price at which it is offered for sale to the public.

Section 1223(1) states that in determining the period for which a taxpayer has held property received in an exchange, there shall be included the period for which he or she held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis as the property exchanged and the property exchanged was a capital asset as defined in
Section 1221 as of the date of the exchange.

Section 1223(2) states that for determining the period for which the taxpayer has held property however acquired there shall be included the period for which such property was held by another person if the property has the same basis in whole or in part in his hands as it would have had in the hands of such other person.

Subchapter P of Chapter 1 of the Code provides limitations on the recognition of capital gains and losses including, but not limited to, the allowance of capital losses to the extent of capital gains with respect to corporate taxpayers and the allowance between $1,500 and $3,000 of net capital losses with respect to taxpayers other than corporate taxpayers.


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Mr. William L. Marks
Mr. Jerome H. Mire
Page 8
Month ____, 1997


Opinion

Based upon all of the foregoing, including representations of the management of Whitney, Whitney's Bank, Holding, and Bank, it is our opinion that:

     a) Provided that the shareholders of Holding receive and retain a sufficient amount of stock in Whitney to satisfy the continuity of shareholder interest requirement discussed on pages 7 and 8, the merger of Holding with and into Whitney, as described above, will constitute a reorganization under Section 368 of the Code (Section 368(a)(1)(A)).

     b) Holding and Whitney will each be "a party to a reorganization" (Section 368(b)).

     c) No gain or loss will be recognized by the common stockholders of Holding on the receipt of solely Whitney common stock in exchange for surrendered Holding common stock pursuant to the plan of reorganization (Section 354(a)(1)).

     d) The tax basis of the Whitney common stock received by Holding common stockholders will be the same as the basis of the Holding common stock surrendered in exchange therefor, decreased by the amount of basis allocated to the fractional shares that are hypothetically received by the stockholder and redeemed for cash (Section 358(a)(1)).

     e) The holding period of the Whitney common stock received by the Holding common stockholders will include the period during which the Holding common stock surrendered in exchange therefor was held, provided that the Holding common stock is held as a capital asset in the hands of the Holding stockholders on the Effective Date (Section 1223(1)).

     f) The payment of cash in lieu of fractional share interests of Whitney common stock will be treated as if each fractional share was distributed as part of the exchange and then redeemed by Whitney. Pursuant to Section 302(a) of the Code, these cash payments will be treated as having been received as distributions in full payment in exchange for the Whitney common stock. Any gain or loss recognized upon such exchange (as determined under Section 1001 and subject to the limitations of Section 267) will be capital gain or loss provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder (Rev. Rul. 66-365 and Rev. Proc. 77-41).

     g) No gain or loss will be recognized by Holding on the transfer of all of its assets to Whitney solely in exchange for Whitney common stock and cash in lieu of fractional shares which is subsequently distributed to Holding common stockholders pursuant to the plan of reorganization (Section 361).

     h) No gain or loss will be recognized by Whitney on the receipt by Whitney of substantially all of the assets of Holding in exchange for Whitney stock (Section 1032(a)).

     i) The tax basis of Holding's assets in the hands of Whitney will be the same as the basis of those assets in the hands of Holding immediately prior to the merger (Section 362(b)).

     j) The holding period of the assets of Holding in the hands of Whitney will include the period during which such assets were held by Holding (Section 1223(2)).

Mr. William L. Marks
Mr. Jerome H. Mire
Page 9
Month ____, 1997


     k) The merger of Bank with and into Whitney's Bank, as described above, will constitute a reorganization under Section 368 of the Code (Section 368 (a)(1)(A)).

     l) Whitney's Bank and Bank will each be a "party to a reorganization" (Section 368 (b)).

     m) No gain or loss will be recognized by Whitney or Whitney's Bank on the merger of Bank into Whitney's Bank (Section 354(a)(1)).

     n) No gain or loss will be recognized by Bank on the transfer of all of its assets to Whitney's Bank pursuant to the plan of reorganization (Section 361).

     o) The tax basis of Bank's assets in the hands of Whitney's Bank will be the same as the basis of those assets in the hands of Bank immediately prior to the transaction (Section 362(b)).

     p) The holding period of the assets of Bank in the hands of Whitney's Bank will include the period during which such assets were held by Bank (Section 1223(2)).

We express no opinion on the impact, if any, on any other sections of the Code, including but not limited to Section 382, other than that as stated immediately above, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

In analyzing the authorities relevant to the potential tax issues outlined in the opinion we have applied the standards of "substantial authority" and "more likely than not the proper treatment," as used in Section 6662 under current law. Based upon our analysis, we have concluded that there is substantial authority for the indicated tax treatment of the transaction, and we also believe the indicated tax treatment of the transaction is more likely than not the proper treatment.

The opinion expressed herein is based solely upon our interpretation of the Code and income tax regulations as further interpreted by court decisions, rulings, and procedures issued by the Internal Revenue Service, as of the effective date of this letter. Our opinion may be subject to change in the event of changes in any of the foregoing authorities, some of which could be retroactive. The opinion expressed herein is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to the opinion expressed herein, or if the Internal Revenue Service took such a position, whether it would be sustained by the courts. Further, Bank, Whitney's Bank, and Holding common stockholders are urged to discuss the consequences of the proposed transactions with their own tax advisors.

Very truly yours,

ARTHUR ANDERSEN LLP


By
     Kay Gravolet Priestly

Copies to:    Mr. Joseph S. Schwertz, Jr.
              Mr. Sidney C. Sundbery
              Mr. Paul M. Haygood